MuniYield Fund, Inc.
File Number: 811-6414
CIK Number: 879361
For the Period Ending: 10/31/2005

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended October 31, 2005.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

05/04/2005	$2,225	Ill Health Fac	3.30%	05/15/2029
05/11/2005	300	Ill Health Fac	3.30	05/15/2029